                                                                    EXHIBIT 99.2

                        [LOGO OF SIMON PROPERTY GROUP]


CONTACTS:
Shelly Doran  317.685.7330 Investors
Billie Scott  317.263.7148 Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS

Indianapolis, Indiana - February 16, 2000...Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter and year ended December 31, 1999. The Company's share of diluted funds from operations for the quarter increased 12.9%, to $174.1 million as compared to $154.2 million in 1998. The increase on a per share, diluted basis was 13.4%, to $0.93 per share in 1999 from $0.82 per share in 1998. Total revenue for the quarter increased 10.3%, to $521.4 million as compared to $472.6 million in 1998.

The Company's share of diluted funds from operations for the year increased 53.1%, to $574.0 million as compared to $375.0 million in 1998. The increase on a per share, diluted basis was 8.1%, to $3.06 per share in 1999 from $2.83 per share in 1998. Total revenue for the year increased 34.7%, to $1,892.7 million as compared to $1,405.6 million in 1998.

In July of 1999, the Company changed its method of computing diluted funds from operations per share to comply with new provisions of the National Association of Real Estate Investment Trusts' guidelines for reporting funds from operations. This change resulted in the inclusion of certain of the Company's convertible preferred instruments in the calculation of diluted funds from operations per share. Diluted funds from operations per share have been restated to reflect this change retroactively, reducing 1998 diluted funds from operations for the fourth quarter and year by $0.03 and $0.02 per share, respectively.

Beginning May 22, 1998, the Company adopted EITF 98-9, "Accounting for Contingent Rent," which impacted the timing of recognition of contingent rent, reducing revenues and funds from operations for the period May 22, 1998, to September 30, 1998, by approximately $5.6 million. The EITF was reversed during the fourth quarter of 1998, resulting in incremental funds from operations in the fourth quarter of 1998 of $0.02 per share. After adjusting the 1998 fourth quarter's diluted funds from operations for this item, the Company's growth rate for the fourth quarter of 1999 was 16.3%.

Occupancy for mall and freestanding stores in the regional malls at December 31, 1999 increased to 90.6%, as compared to 90.0% at December 31, 1998. Comparable retail sales per square foot increased 9%, to $377 while total retail sales per square foot increased 7% to $367. Average base rents for mall and freestanding stores in the regional mall portfolio were $27.33 per square foot at December 31, 1999, an increase of $1.63, or 6%, from $25.70 at December 31, 1998. The average initial base rent for new mall store leases signed during 1999 was $31.25, an increase of $6.70, or 27% over the tenants who closed or whose leases expired.

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"1999 was a successful year for SPG on many levels," said David Simon, chief executive officer. "We continued to improve portfolio productivity, opened six exciting new retail projects, completed selective, strategic acquisitions, and cemented new strategic relationships with some of the most-recognized companies in the world. The strong operating performance of our portfolio demonstrates the mall's prominent position in the retail environment."

Acquisition and Disposition Activities
--------------------------------------

In 1999, the Company invested approximately $1.1 billion in the acquisition of the following assets:

 .    In October, the Company acquired 50% of the economic ownership interest in
     Mall of America, a super-regional mall comprising 2.8 million square feet of gross leasable area in the Minneapolis suburb of Bloomington, Minnesota. Mall of America is one of the most recognized retail projects in the United States.

 .    During the fourth quarter of 1999, the Company completed the final phases of a regional mall portfolio acquisition from New England Development Company. A limited liability company comprised of SPG, JPMorgan Investment Management's Strategic Property Fund, New York State Teachers Retirement System and Teachers Insurance and Annuity Association acquired the portfolio. SPG owns 49% of the venture.

During 1999 and early 2000, the Company sold five properties, generating gross proceeds of approximately $104 million. The Company today announced that its Board of Directors has approved a plan to make opportunistic repurchases of the Company's stock during the calendar year 2000 funded solely by a portion of the proceeds realized from asset sales.

Simon Brand Ventures
--------------------

During 1999 the Company announced a number of strategic alliances and partnerships:

 .    Time Inc. Custom Publishing, a division of Time Inc.--For the publication of S, the first national lifestyle magazine targeted to mall shoppers with circulation of approximately 2.2 million copies per month.

 .    AT&T--As the exclusive long distance provider for the MALLPeRKS program.

 .    Enron Energy Services--A $1.5 billion, 10-year alliance for Enron to supply or manage the energy commodity requirements throughout the Simon portfolio.

 .    Turner Broadcasting/Time Warner--An alliance to create the Simon Live Media
     Network that will integrate the Internet and multi-channel technology to deliver Simon shoppers a value-added, entertainment-oriented shopping experience.

 .    Ford Motor Company--An in-mall promotion to showcase the newly introduced
     2000 Ford Taurus.

 .    Microsoft Corp.--An alliance offering Simon mall gift certificates with the purchase of the MSN(TM) Internet Access online service.

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New Development Activities
--------------------------

The Company continues to selectively develop projects in multiple retail formats. 1999 was an active period of development with the investment of approximately $400 million in new development projects and the opening of six new properties:

 .    The Shops at Sunset Place in South Miami, Florida - a 510,000 square foot specialty center blending retail and entertainment. Anchors/major tenants:
     AMC 24 Theatre, NIKETOWN, Barnes & Noble, IMAX Theatre, Virgin Megastore, GameWorks, Z Gallerie, Old Navy, Urban Outfitters, and FAO Schwarz.

 .    The Mall of Georgia in suburban Atlanta - a 1.6 million square foot regional mall. The project includes a 140,000 square foot pedestrian-oriented outdoor streetscape, featuring lifestyle tenants and restaurants.
     Anchors: Dillard's, Lord & Taylor, JCPenney, IMAX, Regal 20 Cinemas, Nordstrom (opening 3/2000) and Rich's (opening 11/2000).

 .    The Mall of Georgia Crossing located adjacent to The Mall of Georgia - a
     441,000 square foot power center. Anchors: Target, Best Buy, Staples, TJMaxx & More and Nordstrom Rack (opening 4/2000).

 .    Concord Mills in Concord (Charlotte), North Carolina - a 1.4 million square foot value-oriented super-regional mall developed with The Mills
     Corporation and Kan Am. Anchors/major tenants: Books-A-Million, Bed Bath & Beyond, TJMaxx, Burlington Coat Factory, Bass Pro Outdoor World, AMC Theatres, Jillian's, Alabama Grill, Group USA, Sun & Ski, and For Your Entertainment.

 .    The Shops at North East Mall in Hurst (Ft. Worth), Texas - a 366,000 square foot power center located adjacent to SPG's North East Mall. Anchors:
     Michaels, OfficeMax, PetsMart, TJMaxx, and Bed Bath & Beyond plus Nordstrom Rack, Noodle Kidoodle, Ulta Cosmetics, Best Buy and Old Navy opening mid 2000.

 .    Waterford Lakes Town Center in Orlando - a 960,000 square foot town center concept blending retail, recreation, entertainment, restaurant and specialty users. Phase I opened in November 1999; Phase II to open in November 2000. Phase I Anchors: Super Target, TJMaxx, Ross Dress for Less, Bed Bath & Beyond, and Barnes & Noble plus Old Navy and Regal 20-Plex Theatre (opening summer of 2000).

Construction continues on two projects scheduled for 2000 openings:

 .    Orlando Premium Outlets is a 430,000 square foot upscale outlet center being jointly developed by Simon and Chelsea GCA Realty. The center is located on Interstate 4 midway between Walt Disney World and Sea World in Orlando, Florida. Major tenants: Versace Company Store, Bottega Veneta, Timberland, Nike Factory Store, Liz Claiborne Shoes, and Mikasa. Simon's ownership percentage: 50%. Scheduled completion: mid 2000.

 .    Arundel Mills is a 1.4 million square foot value-oriented super-regional mall in Anne Arundel County, Maryland, in the middle of the highly trafficked Baltimore/Washington, D.C. corridor. This project is the fifth Simon joint venture with The Mills Corporation. Anchors/major tenants:
     Jillian's, Bed Bath & Beyond, Sun & Ski Sports, Iguana Amerimex, Muvico, Books-A-Million, Black Lion, and Off Fifth-Saks Fifth Avenue. Simon's ownership percentage: 37.5%. Scheduled completion: fall of 2000.

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Redevelopment Activities
------------------------

The Company continues to focus on revenue enhancement opportunities through the redevelopment of assets. SPG invested approximately $280 million in the redevelopment of existing assets in 1999. The more significant projects completed in 1999 were:

 .    The Shops at Mission Viejo in Mission Viejo, California - Addition of
     Nordstrom and Saks Fifth Avenue, small shop expansion, new parking structure and mall renovation. Robinson-May (spring 2000) and Macy's (2001) are also expanding and renovating, and a new food court will open in the fall of 2000.

 .    Florida Mall in Orlando - Complete interior and exterior refurbishment plus the addition of an entire expansion wing and a new Burdines. Nordstrom will also open at Florida Mall in spring 2002, along with additional small shops.

Major redevelopment projects scheduled for 2000 completion are:

 .    LaPlaza Mall in McAllen, Texas - Addition of Dillard's (March 2000) and
     expansion of JCPenney and small shops (November 2000).

 .    North East Mall in Hurst, Texas - Saks Fifth Avenue and Nordstrom are
     scheduled to open in September 2000 and March 2001, respectively. Mall renovation is to be completed in conjunction with Saks' opening. New, expanded and relocated Dillard's and small shop expansion opened in September of 1999.

 .    Palm Beach Mall in West Palm Beach, Florida - Addition of Dillard's, Old
     Navy and Borders.

 .    Town Center at Boca Raton in Boca Raton, Florida - Addition of Nordstrom,
     Lord & Taylor expansion, mall expansion and renovation, and new parking structure (November 2000). New, expanded and relocated Saks Fifth Avenue, new parking structure and expansion of Bloomingdale's opened during the fourth quarter of 1999.

Internet Initiative
-------------------

On November 4/th/, the Company announced a comprehensive, multi-tiered digital strategy. Designed to exploit new retail opportunities in the digital age, the strategy enhances Simon's retail properties for today's digital consumer.

 .    The first tier of the strategy digitizes existing retail assets and extends recognition of Simon properties and products into the digital channel by offering Simon.com and individual Simon mall web sites.

 .    The second tier is clixnmortar.com, a venture creation firm that incubates, develops and launches products that bring together physical and online retail by leveraging and propelling commerce, consumers and community through continuous online-offline lifestyle and personal information management offerings. clixnmortar.com takes advantage of the online opportunities created by the Company's physical mall space, its 2.3 billion shopper visits annually, and its relationships with key retailers.

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Another component of SPG's digital strategy generates new opportunities and revenue streams by creating products that leverage the digitalization of consumers and Simon merchants. Simon has teamed with industry-leading providers to create TenantConnect.net, an enhanced broadband network. TenantConnect.net provides the conduit in which retailers can tie their physical and virtual capabilities, enhancing the shopping experience.

During the fourth quarter of 1999, the Company conducted beta testing for TenantConnect.net and two products created by clixnmortar.com: FastFrog.com and YourSherpa.com. FastFrog is a teen "wish list" registry that utilizes personal digital assistants. YourSherpa is a shopping assistant program that also uses a personal digital assistant. YourSherpa allows customers to shop at their own leisure, buy quickly, avoid waiting in lines, and it reduces the burden of carrying, transporting, wrapping and personalizing packages.

Capital Markets Activities
--------------------------

During August of 1999, SPG completed a three-year extension of its existing $1.25 billion unsecured corporate credit facility. The facility now matures in August 2002 and contains a one-year extension, at the Company's sole option. The Company succeeded in obtaining this extension at the existing facility rate of LIBOR plus 65 basis points. The facility also includes a money market competitive bid option program which allows the Company to hold auctions at lower pricing for short term funds (30, 60 or 90 days) for up to $625 million.

SPG completed a total of $3.6 billion of capital market transactions in 1999, including new financings of $1.1 billion; secured refinancings of $0.5 billion; and unsecured refinancings of $2 billion.

The Company today announced that it has obtained commitments from 29 lenders totaling $550 million to extend the second tranche of the existing CPI facility. The $450 million tranche matures March 24th. The new facility will mature March 2001 at the existing facility rate of LIBOR plus 65 basis points. This transaction is expected to close in March.

Dividends
---------

On January 19, 2000, the Company declared a common stock dividend of $0.5050 per share. This dividend will be paid on February 18, 2000 to shareholders of record on February 4, 2000.

The Company also declared dividends on its three public issues of preferred stock, all payable on March 31, 2000 to shareholders of record on March 17, 2000:

 .    Simon Property Group, Inc.'s 6.50% Series B Convertible Preferred Stock
     (NYSE:SPGPrB) - $1.625 per share

 .    SPG Properties, Inc. Series B Cumulative Redeemable Preferred Stock
     (NYSE:SGVPrB) - $0.546875 per share

 .    SPG Properties, Inc. 7.89% Series C Cumulative Preferred Stock - $0.98625
     per share.

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Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a self-
administered and self-managed real estate investment trust which, through its subsidiary partnerships, is engaged in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. It currently owns or has an interest in 258 properties containing an aggregate of 184 million square feet of gross leasable area in 36 states and five assets in Europe. Together with its affiliated management company, Simon owns or manages approximately 190 million square feet of gross leasable area in retail and mixed-use properties. Shares of Simon Property Group, Inc. are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc. Additional Simon Property Group information is available at www.simon.com.
                            -------------

Supplemental Materials
----------------------

The Company's 1999 Form 10-K will be available on or about March 31/st/. The year-end supplemental information package (Form 8-K) will be available on February 18/th/. These documents may be requested in e-mail or hard copy formats by contacting Shelly Doran - Director of Investor Relations, Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 or via e-mail at sdoran@simon.com.
                                                              ----------------

Conference Call
---------------

Investors may listen to the Company's year-end conference call over the Internet at www.vcall.com. To listen to the live call, please go to the web site at least fifteen minutes prior to the call (by 9:45 a.m. EST on February 17th) to register, download and install any necessary audio software. An online replay will be available after the call on www.vcall.com for approximately 90 days.

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

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================================================================================
                                     SIMON
                      Combined Financial Highlights/(A)/
                        (In thousands, except as noted)
================================================================================

                                                                           Three Months Ended     Twelve Months Ended
                                                                               December 31,           December 31,
                                                                               ------------           ------------
                                                                            1999        1998        1999          1998
                                                                            ----        ----        ----          ----
Minimum Rent                                                              $315,496    $285,151   $1,146,659   $  850,708
Overage Rent                                                                20,643      26,916       60,976       49,689
Tenant Reimbursements                                                      150,425     145,572      583,777      429,470
Other Income                                                                34,869      14,950      101,291       75,692
                                                                          --------    --------   ----------   ----------
  Total Revenue                                                            521,433     472,589    1,892,703    1,405,559

Operating Expenses                                                         176,262     166,090      656,282      494,905
Depreciation and Amortization                                              109,249      90,717      382,176      268,442
                                                                          --------    --------   ----------   ----------

Operating Income before Interest Expense                                   235,922     215,782      854,245      642,212

Interest Expense                                                           151,722     138,167      579,593      419,918
                                                                          --------    --------   ----------   ----------

Income before Minority Interest                                             84,200      77,615      274,652      222,294

Minority Interest and Other                                                 (2,980)     (2,631)      (7,345)      (7,335)

Gains (Losses) on Sales of Assets                                            2,246           -       (7,062)      (7,283)
                                                                          --------    --------   ----------   ----------

Income before Unconsolidated Entities                                       83,466      74,984      260,245      207,676

Income from Unconsolidated Entities                                         10,783      19,757       55,855       28,554
                                                                          --------    --------   ----------   ----------

Income before Unusual and Extraordinary Items                               94,249      94,741      316,100      236,230

Unusual Item - Provision for Additional Cost
     of DeBartolo Merger/(B)/                                                    -           -      (12,000)           -
Extraordinary Items - Debt Related Transactions                             (4,478)        144       (6,705)       7,146
                                                                          --------    --------   ----------   ----------

Income before Limited Partners' Interest                                    89,771      94,885      297,395      243,376

Less:  Limited Partners' Interest in Operating Partnerships                 19,503      22,939       60,758       68,307
Less:  Preferred Distributions of the
     SPG Operating Partnership                                               2,305           -        2,917            -
Less:  Preferred Dividends of Subsidiary                                     7,334       7,334       29,335        7,816
                                                                          --------    --------   ----------   ----------

Net Income                                                                  60,629      64,612      204,385      167,253

Preferred Dividends                                                         (9,166)    (11,395)     (37,071)     (33,655)
                                                                          --------    --------   ----------   ----------

Net Income Available to Common Shareholders                               $ 51,463    $ 53,217   $  167,314   $  133,598
                                                                          ========    ========   ==========   ==========

Basic Income per Paired Share:
   Before Extraordinary Items                                             $   0.32    $   0.32   $     1.00   $     1.02
   Extraordinary Items                                                       (0.02)          -        (0.03)        0.04
                                                                          --------    --------   ----------   ----------
   Net Income Available to Common Shareholders                            $   0.30    $   0.32   $     0.97   $     1.06
                                                                          ========    ========   ==========   ==========

Diluted Income per Paired Share:
   Before Extraordinary Items                                             $   0.32    $   0.32   $     1.00   $     1.02
   Extraordinary Items                                                       (0.02)          -        (0.03)        0.04
                                                                          --------    --------   ----------   ----------
   Net Income Available to Common Shareholders                            $   0.30    $   0.32   $     0.97   $     1.06
                                                                          ========    ========   ==========   ==========

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================================================================================
                                     SIMON
                Combined Financial Highlights - Continued/(A)/
                        (In thousands, except as noted)
================================================================================

  RECONCILIATION OF INCOME TO FUNDS FROM OPERATIONS ("FFO")
  ---------------------------------------------------------

                                                               Three Months Ended                Twelve Months Ended
                                                                   December 31,                       December 31,
                                                                   ------------                       ------------
                                                               1999           1998              1999               1998
                                                               ----           ----              ----               ----
  Income Before Unusual and Extraordinary Items              $ 94,249       $ 94,741          $316,100           $236,230

  Plus:  Depreciation and Amortization from
         Consolidated Properties                              109,002         90,385           381,265            267,423

  Less:  Minority Interest Portion of Depreciation,
         Amortization and Extraordinary Items                  (1,562)        (1,933)           (5,128)            (7,307)

  Plus:  Simon's Share of Depreciation, Amortization,
         and Extraordinary and Other Items from
         Unconsolidated Entities                               45,346         31,569           104,537             82,323

  Plus:  (Gains) Losses on Sales of Assets                     (2,246)             -             7,062              7,283

  Less:  Preferred Dividends/Distributions
         (including those of subsidiary)                      (18,805)       (18,729)          (69,323)           (41,471)
                                                             --------       --------          --------           --------

  FFO of the Simon Portfolio                                 $225,984       $196,033          $734,513           $544,481
                                                             ========       ========          ========           ========

  FFO of the Simon Portfolio                                 $225,984       $196,033          $734,513           $544,481

  Basic FFO per Paired Share:
  ---------------------------

  Basic FFO Allocable to the Company                         $164,018       $141,122          $534,285           $361,326

  Basic Weighted Average Paired Shares
       Outstanding                                            173,167        166,776           172,089            126,522

  Basic FFO per Paired Share                                 $   0.95       $   0.85          $   3.10           $   2.86
                                                             ========       ========          ========           ========

  Diluted FFO per Paired Share:
  -----------------------------

  Diluted FFO Allocable to the Company                       $174,085       $154,179          $574,029           $374,980

  Diluted Weighted Average Number of Equivalent
      Paired Shares                                           187,735        187,556           187,732            132,378

  Diluted FFO per Paired Share                               $   0.93       $   0.82          $   3.06           $   2.83
                                                             ========       ========          ========           ========

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================================================================================
                                     SIMON
                Combined Financial Highlights - Continued/(A)/
                        (In thousands, except as noted)
================================================================================


  SELECTED BALANCE SHEET INFORMATION
  ----------------------------------

                                              December 31,      December 31,
                                                  1999              1998
                                                  ----              ----
  Cash and Cash Equivalents                   $   157,632       $   129,195
  Investment Properties, Net                  $11,703,171       $11,127,643
  Mortgages and Other Indebtedness            $ 8,768,951       $ 7,973,372



  SELECTED REGIONAL MALL OPERATING STATISTICS
  -------------------------------------------

                                                      December 31,
                                                   1999        1998
                                                   ----        ----

  Occupancy/(C)/                                    90.6%      90.0%

  Average Rent per Square Foot/(C)/              $ 27.33    $ 25.70

  Total Sales Volume (millions)/(D)/             $15,542    $12,936

  Comparable Sales per Square Foot/(D)/          $   377    $   346

  Total Sales per Square Foot/(D)/               $   367    $   343



(A) Represents combined condensed financial statements of Simon Property Group, Inc. and its paired share affiliate, SPG Realty Consultants, Inc.
(B) Provision relates to litigation filed by former employees/shareholders of DeBartolo Realty Corporation (purchased by SPG in 1996) regarding stock incentive plan shares. Judgment was rendered in favor of SPG in district court, but reversed by appellate court on August 18, 1999.
(C)  Includes mall and freestanding stores.
(D) Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

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